SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                  Date of Event Requiring Report: December 24, 2003


                              ENERGY PRODUCERS, INC.
             (Exact name of registrant as specified in its charter)


              Nevada                  000-32507              88-0345961
      (State of Incorporation) (Commission File Number)    (IRS Employer
                                                         Identification No.)


                          Dennis R. Alexander, President
                              Energy Producers, Inc.
          7944 E. Beck Lane, Suite 140, Scottsdale, Arizona 85260-1774
          ------------------------------------------------------------
                    (Address of Principal Executive Offices)

                                 (480) 778-0488
                    ----------------------------------------
              (Registrant's telephone number, including area code)




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Item 5. Other Events

      On December 24, 2003, the Registrant reported that it and Summitt Oil and Gas, Inc., a Nevada corporation, ("Summitt") had entered into an Oil and Gas Lease Purchase Agreement (the "Oil Purchase Agreement"), wherein the Registrant sold to Summitt, One Hundred (100%) percent of the interests held by the Registrant in certain oil leases located in Olney, Young County Texas for the assumption of all debts related to the subject property in an amount totaling approximately Eight Hundred Twelve Thousand Four Hundred Eighty Eight ($812,488) dollars.

      The Registrant has become aware that certain of the underlying debt holders to the transaction with Summitt have not been attended to by Summitt and may be or are in default of obligations owing leading potentially to litigation that would involve the Registrant. The Registrant is currently in consultation with its attorneys regarding what action to take in the event of any action taken that would involve the Registrant, and the cross actions it would take potentially against Summitt and its affiliates and principals for any non performance resulting in its obligations and commitments.

      On December 15, 2003 the Registrant reported it had entered into a Stock Purchase Agreement with Camden Holdings, Inc., a Nevada corporation ("Camden") in which Camden agreed to provide financing to the Registrant in the amount of Three Million ($3,000,000) Dollars in exchange for stock of the Registrant in accordance with the terms of the Agreement. Camden as part of the terms of the Agreement was to provide Fifty Thousand ($50,000) upon the December 24, 2003 closing date. It is further reported Camden is in total default and the Registrant consideres the Agreement null and void.

      The Registrant is in consultation with its attorneys regarding what actions it should take against Camden. Summitt, and their affiliates and principals regarding their breach of contract and fraudulent conduct. The Registrant intends to seek appropriate remedies through judicial and administrative intervention.

       SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                       By:   /s/  Dennis R. Alexander
                                             ------------------------
                                                  Dennis R. Alexander
                                                  President
Date:  February 12, 2004